                                                                   Exhibit 10.29



TECHNOLOGY REINVESTMENT PROJECT
TECHNOLOGY DEVELOPMENT AGREEMENT

BETWEEN

PLASTIC PACKAGING CONSORTIUM
c/o NATIONAL SEMICONDUCTOR CORPORATION
1120 KIFER ROAD
SUNNYVALE, CA  94086-3737

AND

THE ADVANCED RESEARCH PROJECTS AGENCY
3701 NORTH FAIRFAX DRIVE
ARLINGTON, VA  22203-1714

CONCERNING

LOW COST PLASTIC PACKAGING RESEARCH AND DEVELOPMENT


Agreement No.:  MDA972-95-3-0024
ARPA Order No.:  C326/00
Total Amount of the Agreement:  $19,192,716
Total Estimated Government Funding of the Agreement:  $9,578,005
Funds Obligated:  $7,445,949
Authority:  10 U.S.C. (S) 2371 & (S) 2511

Line of Appropriation:

AA 9740-400 1320 C326 P4V10 2525 DPAC 4 5270 503733        $7,445,949

This Agreement is entered into between the United States of America, hereinafter called the Government represented by The Advanced Research Projects Agency
(ARPA), and the Plastic Packaging Consortium pursuant to and under U.S. Federal law.


FOR PLASTIC PACKAGING CONSORTIUM    FOR THE UNITED STATES OF AMERICA

NATIONAL SEMICONDUCTOR CORPORATION  THE ADVANCED RESEARCH PROJECTS
                                    AGENCY


  /s/ Dennis W. Ralston                     /s/ Ron H. Register
----------------------------            ----------------------------
(Signature)                             (Signature)

Dennis W. Ralston                       Ron H. Register
Manager, Business Operations 3/17/95    Deputy Director for Management 3/23/95
------------------------------------    --------------------------------------
(Name, Title)                (Date)     (Name, Title)                  (Date)

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
                                              AGREEMENT NUMBER: MDA972-95-3-0042
                                                                          PAGE 2


                               TABLE OF CONTENTS


ARTICLES                                                           PAGE
ARTICLE I       Scope of the Agreement                               3
ARTICLE II      Term                                                 6
ARTICLE III     Management of the Project                            6
ARTICLE IV      Agreement Administration                             8
ARTICLE V       Obligation and Payment                               8
ARTICLE VI      Disputes                                            10
ARTICLE VII     Patent Rights                                       11
ARTICLE VIII    Data Rights                                         14
ARTICLE IX      Foreign Access to Technology                        16
ARTICLE X       Pre-Agreement Costs                                 17
ARTICLE XI      Officials Not to Benefit                            17
ARTICLE XII     Civil Rights Act                                    17
ARTICLE XIII    Order of Precedence                                 17
ARTICLE XIV     Execution                                           17

ATTACHMENTS

ATTACHMENT 1   Statement of Work
ATTACHMENT 2   Report Requirements
ATTACHMENT 3   Schedule of Payments and Payable Milestones
ATTACHMENT 4   Funding Schedule
ATTACHMENT 5   List of Government and Consortium Representatives

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                          PAGE 3

ARTICLE I:  SCOPE OF THE AGREEMENT

A.   BACKGROUND

     1. This Agreement is a Defense Dual-Use Critical Technology Partnership awarded under the Congressionally funded Technology Reinvestment Project (TRP). The mission of the TRP is to stimulate the transition to a growing, integrated, national industry capability that provides the most advanced, affordable, military systems and the most competitive commercial products. Within the general Technology Development area of Low Cost Electronic Packaging, this Agreement focuses specifically on advancing the technology and enhancing the United States (U.S.) production capabilities of plastic packaging for integrated microcircuits with the goal of enhancing both commercial and military customers to employ plastic encapsulated integrated circuits (ICs) in a wide variety of applications.

     2. National Semiconductor Corporation (National), Amoco Chemical Company (Amoco), Plaskon Electronic Materials, Inc. (Plaskon), The Dexter Corporation (Dexter), Olin Corporation (Olin), Leading Technologies, Inc. (Leading Technologies), Integrated Packaging Assembly Corporation (IPAC), Delco Electronics Corporation (Delco), Sheldahl Inc. (Sheldahl), and Sandia National Laboratories (Sandia), subcontractor to National have formed a partnership to establish the infrastructure and competencies to manufacture low-cost, high-density, and high-performance plastic packages on-shore. This initiative comes from a growing need to improve complexity, performance and reliability of plastic packages for military and commercial use while lowering the total cost to allow for full commercialization. At the end of the two (2)-year program, the on-shore infrastructure will be developed and plastic packaging technology will be revolutionized. All plastic ICs will migrate to this technology.

     3. The basic material and construction technology used in the manufacture of plastic ICs has not changed in ten (10) years. During this time period IC complexity, power, and speed requirements have increased significantly. This trend in ICs characteristics and requirements will continue. In order to address the future package demands for density, performance, cost, and reliability, major changes in material and technology must be made.

     4. The Plastic Packaging Consortium will develop the total supply chain from packaging materials supply to a final low-cost on-shore assembly source. The program will focus on three areas for improvements: plastic package ruggedization plastic package thermal dissipation enhancement, and development of high density plastic packages. Improvements will be achieved through enhancements of molding compounds, die attach materials, leadframe materials/design, and reliability characterization. The end result of this two
(2)-year program will be to introduce plastic package processes and material which eliminate drybagging, eliminate popcorning, increase thermal conductivity, increase operating temperature, decrease manufacturing process time, introduce low-cost (stamped) fine-pitch leadframes, and introduce low-cost substrate/interposer processes to be used on high-density packaging. These improvements in environmental and quality levels will open up many new product opportunities such as high-density multi-chip modules (MCMs), high-power amplifiers, computer peripheral products and the military use of plastic ICs.

     5. The Plastic Package Consortium team members were selected, with the above expected results in mind, based on assessment of needs and core competencies of candidates. A brief description of the capabilities of the team members is listed as follows:

          (a) Amoco is an energy company with sales of $40 billion. Amoco will develop and supply epoxy molding compound resins for the three focus areas of the TRP;

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
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           (b) Leading Technologies, Inc. is a U.S.-based leadframe supplier with a combination of tooling, stamping, photo-etching and plating capabilities. Leading Technologies will develop and supply fine pitch leadframe designs, tooling and finished samples; heat sink designs, tooling and finished samples; leadframe adhesives; and treatment processes for unproved molding compound to frame adhesives;

          (c) Delco is the largest manufacturer of automotive electronics in the world. Delco will study and characterize epoxy molding compound properties and die attach material and perform leadframe to epoxy adhesion analysis;

          (d) Dexter is a $900 million polymer company which manufactures polymer compounds, electronic materials and structural adhesives. Dexter will develop and supply enhanced epoxy molding compounds for unproved thermal performance, improved adhesion, reduced moisture absorption, and lower stress. Dexter will also develop and supply enhanced die attach and underfill materials;

          (e) IPAC is a U.S.-based subcontracting assembly house. IPAC will install 160 lead and 304 lead Plastic Quad Flat Pack (PQFP) and 625 lead Ball Grid Array (BGA) manufacturing capability and provide test samples for all focus areas;

          (f) National is the second largest supplier of military ICs and the fourth largest U.S. manufacturer of ICs. National will supply product drivers for all three (3) focus areas and provide screening and an analysis of EMC, die attach (D/A), leadframes materials, sample assembly and a final technology demonstration;

          (g) Olin is a manufacturer of chemical and metal products. Olin will develop and supply new leadframe materials as well as an analysis of adhesion characteristics to the Consortium;

          (h) Plaskon will develop and supply epoxy molding compounds for unproved stress and moisture performance, unproved adhesion and higher thermal conductivity;

          (i) Sheldahl is the largest U.S. supplier of flexible printed circuits. Sheldahl will design and supply interposers and substrates for PQFP and BGA packages; and

          (j) Sandia will supply assembly test chips for all focus areas of the TRP.

     6. A critical aspect of this program will be the commercialization of the new technologies. Many companies, including NationaL supply dual-use products that could employ these technologies. Currently, many IC products are manufactured in unique, costly ceramic packages. As the size of the military market declines, the economics of producing these ceramic encapsulated ICs will become increasingly unfavorable. This program will enable improvements in plastic package quality and reliability to levels that meet military environmental and quality requirements. These improvements will make products available directly from commercial suppliers and eliminate the need for separate backend processing. National's strategy will be to introduce these technologies into semiconductor products which have dual-uses (e.g. military, commercial and avionics Other Equipment Manufacturers (OEMs)) first. This strategy will leverage the low military volume with high commercial volume. Examples of National's semiconductor products that could be selected include the Super I/O, Precision Amplifiers and CLAy products.

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                          PAGE 5

     7. These technological advances in plastic packaging will be applied to both military and commercial products. The future direction of the DoD is to use an installed IC manufacturing infrastructure for military system applications. This program will allow this to be achieved through the use of on-shore assembly infrastructure. IC companies will have the choice of using this infrastructure to produce products for the DoD without the threat of foreign intervention.

     8. The Plastic Package Consortium will create capabilities for world-class manufacturing in the U.S. through the use of the Consortium's unique teaming arrangement. This arrangement will accelerate market introduction of distinctive packaging technologies and competencies and position the IC industry to conduct more package production of leading-edge products in the U.S.

     9. The new ruggedized packages and technology developed under this program will create a new quality standard for all high-density plastic ICs. The total U.S. market for high-lead count applications addressed by these technologies is forcasted to be in excess of $7 billion by 1997 and growing according to Dataquest, Inc. Many of the developments expected from this program are also applicable to low-lead count applications, thereby increasing the potential market for these products by a factor of three. In addition to the existing commercial market, these technologies will serve military markets by replacing a portion of the existing military ceramic market with plastic packages, resulting in a reduction in cost on the order of three to five times the current military IC package cost.

B.   DEFINITIONS

     1. Consortium - The group of companies or individual companies collaborating to accomplish the objectives of this Agreement.

     2. Consortium Member - A single company operating under the Articles of Collaboration referred to in this Agreement.

     3. Party or Parties - As the context requires, either the Government, represented by ARPA, or the Consortium, or both.

     4. Program - The effort described in the proposal submitted in response to Solicitation No. SOL94-27, Defense Technology Conversion, Reinvestment, and Assistance, entitled, "Low-Cost Plastic Packaging", and more particularly defined in the Statement of Work, Attachment 1 hereto.

C.   SCOPE

     1. The Consortium shall perform a coordinated research and development program (Program) designed to develop improved technology for plastic packages for ICs and to enhance the U.S. plastic packaging assembly capabilities. The research shall be carried out in accordance with the Statement of Work incorporated in this Agreement as Attachment 1. The Consortium shall submit or otherwise provide all documentation required by Attachment 2, Report Requirements.

     2. The Consortium shall be paid for each Payable Milestone accomplished in accordance with the Schedule of Payments and Payable Milestones set forth in Attachment 3 and the procedures of Article V. Both the Schedule of Payments and the Funding Schedule set forth in Attachments 3 and 4 respectively may be revised or updated in accordance with Article III.

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                          PAGE 6

     3. The Government and the Consortium (Parties) estimate that the Statement of Work of this Agreement can only be accomplished with the Consortium aggregate resource contribution of $9,614,711 from the effective date of this Agreement through twenty-four (24) months thereafter. The Consortium intends and, by entering into this Agreement, undertakes to cause to be provided these funds. Consortium contributions will be provided as detailed in the Funding Schedule set forth in Attachment 4. If either ARPA or the Consortium is unable to provide its respective total contribution, the other party may reduce its project funding by a proportional amount.

D.   GOALS/OBJECTIVES

     1. The goal of this Agreement is to advance the development of low-cost advanced plastic packaging infrastructure and core competencies, which can be employed by U.S. IC manufacturers for both military and commercial uses.

     2. The Government will have continuous involvement with the Consortium. The Government will also obtain access to research insults and certain rights in data and patents pursuant to Articles VII and VIII. ARPA and the Consortium are bound to each other by a duty of good faith and best reasonable research effort in achieving the goals of the Consortium. This Agreement reflects the collaborative document identified as "Articles of Collaboration for Plastic Packaging Consortium," which document binds Consortium Members.

     3. This Agreement is an "other transaction" pursuant to 10 U.S.C. (S) 2371. The Parties agree that the principal purpose of this Agreement is for the Government to support and stimulate the Consortium to provide its best reasonable efforts in advanced research and technology development and not for the acquisition of property or services for the direct benefit or use of the Government. The Federal Acquisition Regulation (FAR) and Department of Defense FAR Supplement (DFARS) apply only as specifically referenced herein. This Agreement is not a procurement contract or grant agreement for purposes of FAR Subpart 31.205-18. This Agreement is not intended to be, nor shall it be construed as, by implication or otherwise, a partnership, a corporation, or other business organization.


ARTICLE II:  TERM

A.   THE TERM OF THIS AGREEMENT

The Program commences upon the date of the last signature hereon and continues for twenty-four (24) months. If all funds are expended prior to the twenty-four
(24)-month duration, the Parties have no obligation to continue performance and may elect to cease development at that point. Provisions of this Agreement, which, by their express terms or by necessary implication, apply for periods of time other than specified herein, shall be given effect, notwithstanding this Article.

B.   TERMINATION PROVISIONS

Subject to a reasonable determination that the program will not produce beneficial results commensurate with the expenditure of resources, either Party may terminate this Agreement by written notice to the other Party, provided that such written notice is preceded by consultation between the Parties. In the event of a termination of the Agreement, it is agreed that disposition of Data developed under this Agreement shall be in accordance with the provisions set forth in Article VIII, Data Rights. The Government, acting through the Agreements Administrator, and the Consortium, acting through its

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                          PAGE 7

Consortium Management Committee, will negotiate in good faith a reasonable and timely adjustment of all outstanding issues between the Parties as a result of termination. Failure of the Parties to agree to a reasonable adjustment will be resolved pursuant to Article VI, Disputes. The Government has no obligation to reimburse the Consortium beyond the last completed and paid milestone if the Consortium, acting through its Consortium Management Committee, decides to terminate.

C.   EXTENDING THE TERM

The Parties may extend by mutual written agreement the term of this Agreement if funding availability and research opportunities reasonably warrant. Any extension shall be formalized through modification of the Agreement by the Agreements Administrator and the Consortium Administrator.


ARTICLE III:  MANAGEMENT OF THE PROJECT

A.  CONSORTIUM MEMBERS

Consortium Members, as set forth in the Articles of Collaboration of the Consortium, are:

     Amoco Chemical Company
     Leading Technologies, Inc.
     Delco Electronics Corporation
     The Dexter Corporation
     Integrated Packaging Assembly Corporation
     National Semiconductor Corporation
     Olin Corporation
     Plaskon Electronic Materials, Inc.
     Sheldahl, Inc.

B.   CONSORTIUM MANAGEMENT COMMITTEE (CMC)

     1. The CMC shall be comprised of one voting representative from each Consortium Member, and in accordance with the Consortium Articles of Collaboration, bind the Consortium Members. The following CMC decisions are subject to ARPA approval:

          (a) Changes to the Articles of Collaboration if such changes substantially alter the relationship of the Parties as originally agreed upon when the Agreement was executed;

          (b) Changes to, or elimination of, any ARPA funding allocation to any Consortium Member as technically and/or financially justified;

          (c) Technical and/or funding revisions to the Agreement; and

          (d) Admission of additional or replacement Consortium Members.

     2. The CMC, is responsible for establishing a schedule of regular technical meetings, to be held on a quarterly basis. The CMC shall notify all Consortium Members and the ARPA Program Manager of the established meeting schedule and, in the event of changes to this schedule, shall notify all

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
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Consortium Members and the ARPA Program Manager thirty (30) calendar days prior to the next scheduled meeting.

     3. A simple majority of the Program Managers (or designees) representing the Consortium Members and the ARPA Program Manager (or designee) will constitute a quorum at quarterly technical meetings. All technical decisions shall be made by majority vote of the CMC and the ARPA Program Manager.

C.   MANAGEMENT AND PROGRAM STRUCTURE

Technical and program management of the coordinated research program established under this Agreement shall be accomplished through the management structure and processes detailed in this Article.

     1. Subject to the terms and conditions of the Articles of Collaboration of the Consortium, the CMC shall be responsible for the overall management of the Consortium including technical, programmatic, reporting, financial and administrative matters.

     2. The ARPA Program Manager shall fully participate in all meetings of the CMC. Other Government personnel as deemed appropriate by the ARPA Program Manager may also participate in the technical portion of these meetings.

D.   PROGRAM MANAGEMENT PLANNING PROCESS

The program management and planning process shall be subject to quarterly and annual reviews with inputs and review from the CMC and the ARPA Program Manager.

     1. Initial Program Plan: The Consortium will follow the initial program plan that is contained in the Statement of Work (Attachment 1), and the Schedule of Payments and Payable Milestones (Attachment 3).

     2.   Overall Program Plan Annual Review

          (a) The CMC, with ARPA Program Manager participation and review, will prepare an overall Annual Program Plan in the first quarter of each Agreement year. (For this purpose, each consecutive twelve (12) month period from (and including) the month of execution of this Agreement during which this Agreement shall remain in effect shall be considered an "Agreement Year.") The Annual Program Plan will be presented and reviewed at an annual site review concurrent with the appropriate quarterly meeting of the CMC which will be attended by the Consortium Members, the ARPA Program Manager, Senior ARPA management or other ARPA program managers and personnel as appropriate. The CMC, with ARPA participation and review, will prepare a final Annual Program Plan.

          (b) The Annual Program Plan provides a detailed schedule of research activities, commits the Consortium to use its best efforts to meet specific performance objectives, includes forecasted expenditures and describes the Payable Milestones. The Annual Program Plan will consolidate all prior adjustments in the research schedule, including revisions/modifications to payable milestones. Recommendations for changes, revisions or modifications to the Agreement which result from the Annual Review shall be made in accordance with the provisions of Article III, Section E.

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                          PAGE 9

E.   MODIFICATIONS

     1. As a result of quarterly meetings, annual reviews, or at any time during the term of the Agreement, research progress or results may indicate that a change in the Statement of Work and/or the Payable Milestones, would be beneficial to program objectives. Recommendations for modifications, including justifications to support any changes to the Statement of Work and/or the Payable Milestones, will be documented in a letter and submitted by the CMC to the ARPA Program Manager with a copy to the ARPA Agreements Administrator. This documentation letter will detail the technical, chronological, and financial impact of the proposed modification to the research program. The CMC shall approve any Agreement modification. The Government is not obligated to pay for additional or revised Payable Milestones until the Payable Milestones Schedule (Attachment 3) is formally revised by the ARPA Agreements Administrator and made part of this Agreement.

     2. The ARPA Program Manager shall be responsible for the review and verification of any recommendations to revise or otherwise modify the Agreement Statement of Work, Schedule of Payments or Payable Milestones, or other proposed changes to the terms and conditions of this Agreement.

     3. For minor or administrative Agreement modifications (e.g. changes in the paying office or appropriation data, changes to Government or Consortium personnel identified in the Agreement, etc.) no signature is required by the Consortium.


ARTICLE IV.  AGREEMENT ADMINISTRATION

Unless otherwise provided in this Agreement, approvals permitted or required to be made by ARPA may be made only by the ARPA Agreements Administrator. Administrative and contractual matters under this Agreement shall be referred to the following representatives of the parties:

ARPA:          Scott R. Ulrey (Agreements Administrator) (703) 696-2434

CONSORTIUM:    Dennis W. Ralston (Consortium Administrator) (408) 721-2812


Technical matters under this Agreement shall be referred to the following representatives:

ARPA:          Nicholas J. Naclerio (Program Manager) (703) 696-2216

CONSORTIUM:    Jim Dunham (Program Manager) (408) 721-6140

Each party may change its representatives named in this Article by written notification to the other party.


ARTICLE V:  OBLIGATION AND PAYMENT

A.   OBLIGATION

     1. The Government's liability to make payments to the Consortium is limited to only those funds obligated under this Agreement or by amendment to the Agreement. ARPA may incrementally fund this Agreement.

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
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     2.  If modification becomes necessary in performance of this Agreement, pursuant to Article III, paragraph E, the ARPA Agreements Administrator and Consortium Administrator shall execute a revised Schedule of Payable Milestones consistent with the then current Program Plan.

B.   PAYMENTS

     1. In addition to any other financial reports provided or required, the CMC shall notify the ARPA Agreements Administrator immediately if any contribution from a Consortium Member is not made as required.

     2. Prior to the submission of invoices to ARPA by the Consortium Administrator, the Consortium shall have and maintain an established accounting system which complies with Generally Accepted Accounting Principles, and with the requirements of this Agreement, and shall ensure that appropriate arrangements have been made for receiving, distributing and accounting for Federal funds. The Parties recognize that as a conduit, the Consortium does not incur nor does it allocate any indirect costs of its own to the Consortium Member cost directly incurred pursuant to this Agreement. Consistent with this, an acceptable accounting system will be one in which all cash receipts and disbursements are controlled and documented properly.

     3. The CMC shall document the accomplishments of each Payable Milestone by submitting or otherwise providing the Payable Milestones Report required by Attachment 2, Part E. The Consortium shall submit an original and one (1) copy of all invoices to the Agreements Administrator for payment approval. After written verification of the accomplishment of the Payable Milestone by the ARPA Program Manager, and approval by the Agreements Administrator, the invoices will be forwarded to the payment office within fifteen (15) calendar days of receipt of the invoices at ARPA. Payments will be made by AFDW/FW, Attn: Commercial Services, 170 Luke Avenue, Suite 280, Bolling Air Force Base, Washington, DC 20332-5113 within fifteen (15) calendar days of ARPA's transmittal. Subject to change only through written Agreement modification, payment shall be made to the address of the Consortium Administrator set forth below.

     4.   Address of Payee:   Plastic Packaging Consortium
                              c/o National Semiconductor Corporation
                              2900 Semiconductor Drive
                              P.O. Box 2900
                              Santa Clara, CA 95052-8090

                              Electronic Funds Transfer:
                                    Bank of America
                                    1850 Gateway Blvd.
                                    Concord, CA 94520
                                    TRANS/ABA Number 121000358
                                    Account Number 123320369

     5. Payments shall be made in the amounts set forth in the Attachment No. 3, provided the ARPA Program Manager has verified the accomplishment of the Payable Milestones. It is recognized that the quarterly accounting of current expenditures reported in the "Quarterly Business Status Report" submitted in accordance with Attachment No. 2 is not necessarily intended or required to match the Payable Milestones until submission of the Final Report; however, payable milestones shall be revised during the course of the program to reflect current and revised projected expenditures.

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     6.   Limitation of Funds:  In no case shall the Government's financial liability exceed the amount obligated under this Agreement.

     7. Financial Records and Reports: The Consortium and Consortium Members shall maintain adequate records to account for Federal funds received under this Agreement and shall maintain adequate records to account for Consortium Participant funding provided under this Agreement. Upon completion or termination of this Agreement, whichever occurs earlier, the Consortium Administrator shall furnish to the Agreements Administrator a copy of the final report required by Attachment 2, Part F. The Consortium's and Consortium Members' relevant financial records are subject to examination or audit on behalf of ARPA by the Government for a period not to exceed three (3) years after expiration of the term of this Agreement. The Agreements Administrator or designee shall have direct access to sufficient records and information of the Consortium and Consortium Members, to ensure full accountability for all funding under this Agreement. Such audit, examination, or access shall be performed during business hours on business days upon written notice received by the audited party no less than five (5) working days prior to the requested audit date and shall be subject to the security requirements of the audited party. Notwithstanding the foregoing, it is recognized that many Consortium Members are commercial firms whose accounting systems may not contain the level of detail that is normally required by the FAR. Accordingly, the evaluating the Consortium Members' contributions, the Government agrees to rely on the principles of price analysis and value analysis to the maximum extent possible, provided that the level of detail is reasonable to account fo the expenditure of funds.


ARTICLE VI:  DISPUTES

A.   GENERAL

Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article.

B.   DISPUTE RESOLUTION PROCEDURES

     1. Any disagreement, claim or dispute between ARPA and the Consortium concerning questions of fact or law arising from or in connection with this Agreement, and, whether or not involving an alleged breach of this Agreement, may be raised only under this Article.

     2. Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. In no event shall a dispute, disagreement or misunderstanding which arose more than three (3) months prior to the notification made under subparagraph B.3 of this article constitute the basis for relief under this article unless the Director of ARPA in the interests of justice waives this requirement.

     3. Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement, or misunderstanding by notifying the other Party (through the ARPA Agreements Administrator or Consortium Administrator, as the case may be) in writing of the relevant facts, identify unresolved issues, and specify the clarification or remedy sought within five (5) working days after providing notice to the other Party, the aggrieved Party may, in writing, request a joint decision by the ARPA Deputy Director for Management and the SEMATECH General Counsel and Secretary as appointed by the CMC of the Consortium. The other Party shall submit a written position on the matter(s) in dispute within thirty (30) calendar days after being notified that a decision has been requested.

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The Deputy Director for Management and the Consortium Representative shall conduct a review of the matter(s) in dispute and render a decision in writing within thirty (30) calendar days of receipt of such written position. Any such joint decision is final and binding unless a Party shall within thirty (30) calendar days request further review as provided in this Article.

     4. Upon written request to the Director of ARPA, made within thirty (30) calendar days or upon unavailability of a joint decision under subparagraph B.3 above, the dispute shall be further reviewed. The Director of ARPA may elect to conduct this review personally or through a designee or jointly with the SEMATECH General Counsel and Secretary as appointed by the CMC of the Consortium. Following the review, the Director of ARPA or designee will resolve the issue(s) and notify the Parties in writing. Such resolution is not subject to further administrative review and, to the extent permitted by law, shall be final and binding.

     5. Subject only to this article and 41 U.S.C. (S) 321-322, if not satisfied with the results of completing the above process, either Party may within thirty (30) calendar days of receipt of the notice in subparagraph B.3 above pursue any right and remedy in a court of competent jurisdiction.

C.   LIMITATION OF DAMAGES

Claims for damages of any nature whatsoever pursued under this Agreement shall be limited to direct damages only up to the aggregate amount of ARPA funding disbursed as of the time the dispute arises. In no event shall ARPA be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, or other indirect damages. ARPA agrees that there is no joint and several liability within the Consortium. The Consortium disclaims any liability for consequential, indirect or special damages, except when such damages are caused by the willful misconduct of Consortium Managerial personnel. In no event shall the liability of a Consortium Member or any other entity performing research activities under this Agreement exceed the funding it has received up to the time of incurring such liability.


ARTICLE VII:  PATENT RIGHTS

A.   DEFINITIONS

     1. "Invention" means any invention or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code.

     2. "Made" when used in relation to any invention means the conception or first actual reduction to practice of such invention.

     3. "Practical application" means to manufacture, in the case of a composition of product; to practice, in the case of a process or method, or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is capable of being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

     4. "Subject invention" means any invention of a Consortium Member conceived or first actually reduced to practice in the performance of work under this Agreement.

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                         PAGE 13

B.   ALLOCATION OF PRINCIPAL RIGHTS

Unless the Consortium shall have notified ARPA (in accordance with subparagraph
C.2 below) that the Consortium does not intend to retain title, the Consortium shall retain the entire right title, and interest throughout the world to each subject invention consistent with the provisions of the Articles of Collaboration, this Article, and 35 U.S.C. (S) 202. With respect to any subject invention in which the Consortium retains title, ARPA shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on behalf of the United States the subject invention throughout the world for United States Government purposes only. Notwithstanding the above, the Consortium may elect as defined in its Articles of Collaboration to provide full or partial rights that it has retained to Consortium Members or other parties.

C.   INVENTION DISCLOSURE, ELECTION OF TITLE, AND FILING OF PATENT APPLICATION

     1. The Consortium shall disclose each subject invention to ARPA within four (4) months after the inventor discloses it in writing to his company personnel responsible for patent matters. The disclosure to ARPA shall be in the form of a written report and shall identify the Agreement under which the invention was made and the identity of the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure.

     2. If the Consortium determines that it does not intend to retain title to any such invention, the Consortium shall notify ARPA, in writing, within eight (8) months of disclosure to ARPA. However, in any case where publication, sale, or public use has initiated the one (1)-year statutory period wherein valid patent protection can still be obtained in the United States, the period for such notice may be shortened by ARPA to a date that is no more than sixty
(60) calendar days prior to the end of the statutory period.

     3. The Consortium shall file its initial patent application on a subject invention to which it elects to retain title within one (1) year after election of title or, if earlier, prior to the end of the statutory period wherein valid patent protection can be obtained in the United States after a publication, or sale, or public use. The Consortium may elect to file patent applications in additional countries (including the European Patent Office and the Patent Cooperation Treaty) within either ten (10) months of the corresponding initial patent application or six (6) months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications, where such filing has been prohibited by a Secrecy Order.

     4. Requests for extension of the time for disclosure election, and filing under Article VII, paragraph C, may, at the discretion of ARPA, and after considering the position of the Consortium, be granted.

D.   CONDITIONS WHEN THE GOVERNMENT MAY OBTAIN TITLE

Upon ARPA's written request the Consortium shall convey title to any subject invention to ARPA under any of the following conditions:

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                         PAGE 14

     1. If the Consortium fails to disclose or elects not to retain title to the subject invention within the times specified in paragraph C of this Article; provided, that ARPA may only request title within sixty (60) calendar days after learning of the failure of the Consortium to disclose or elect within the specified times.

     2. In those countries in which the Consortium fails to file patent applications within the times specified in paragraph C of this Article; provided, that if the Consortium has filed a patent application in a country after the times specified in paragraph C of this Article, but prior to its receipt of the written request by ARPA, the Consortium shall continue to retain title in that country; or

     3. In any country in which the Consortium decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceedings on, a patent on a subject invention.

E. MINIMUM RIGHTS TO THE CONSORTIUM AND PROTECTION OF THE CONSORTIUM'S RIGHT TO FILE

     1. The Consortium shall retain a non-exclusive, royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Consortium fails to disclose the invention within the times specified in paragraph C of this Article. The Consortium license extends to the domestic (including Canada) subsidiaries and affiliates, if any, of the Consortium Members within the corporate structure of which the Consortium Member is a party and includes the right to grant licenses of the same scope to the extent that the Consortium was legally obligated to do so at the time the Agreement was awarded. The license is transferable only within the approval of ARPA, except when transferred to the successor of that part of the business to which the invention pertains. ARPA approval for license transfer shall not be unreasonably withheld.

     2. The Consortium domestic license may be revoked or modified by ARPA to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted consistent with appropriate provisions at 37 CFR Part 404. This license shall not be revoked in that field of use or the geographical areas in which the Consortium has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of ARPA to the extent the Consortium, its licensees, or the subsidiaries or affiliates have failed to achieve practical application in that foreign country.

     3. Before revocation or modification of the license, ARPA shall furnish the Consortium a written notice of its intention to revoke or modify the license, and the Consortium shall be allowed thirty (30) calendar days (or such other time as may be authorized for good cause shown) after the notice to show cause why the license should not be revoked or modified.

F.   ACTION TO PROTECT THE GOVERNMENT'S INTEREST

     1. The Consortium agrees to execute or to have executed and promptly deliver to ARPA all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those subject inventions to which the Consortium elects to retain title, and (ii) convey title to ARPA when requested under paragraph D of this Article and to enable the Government to obtain patent protection throughout the world in that subject invention.

                                       14
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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                         PAGE 15

     2. The Consortium agrees to require, by written agreement, that employees of the Members of the Consortium working on the Consortium, other than clerical and nontechnical employees, agree to disclose promptly in writing, to personnel identified as responsible for the administration of patent matters and in a format acceptable to the Consortium, each subject invention made under this Agreement in order that the Consortium can comply with the disclosure provisions of paragraph C of this Article. The Consortium shall instruct employees, through employee agreements or other suitable educational programs, on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

     3. The Consortium shall notify ARPA of any decisions not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceedings on a patent, in any country, not less than thirty (30) calendar days before the expiration of the response period required by the relevant patent office.

     4. The Consortium shall include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention, the following statement: "This invention was made with Government support under Agreement No. MDA972-95-3-0024 awarded by ARPA. The Government has certain rights in the invention."

G.   LOWER TIER AGREEMENTS

     1. The Consortium shall include this Article, suitably modified, to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

     2. In the case of a lower tier agreement with a vendor, at any tier, ARPA, the vendor, and the Consortium agree that the mutual obligations of the parties created by this Article flow down to the vendor and constitute an agreement between the vendor and ARPA with respect to the matters covered by this Article.

H.   REPORTING ON UTILIZATION OF SUBJECT INVENTIONS

The Consortium agrees to submit during the term of the Agreement, periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Consortium or licensees or assignees of the inventor. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Consortium subcontractor(s), and such other data and information as the agency may reasonably specify. The Consortium also agrees to provide additional reports as may be requested by ARPA in connection with any march-in proceedings undertaken by ARPA in accordance with paragraph J of this Article. Consistent with 35 U.S.C. (S) 202(c)(5), ARPA agrees it shall not disclose such information to persons outside the Government without permission of the Consortium.

I.   PREFERENCE FOR AMERICAN INDUSTRY

Notwithstanding any other provision of this clause, the Consortium agrees that it shall not grant to any person the exclusive right to use or sell any subject invention in the United States or Canada unless such person agrees that any product embodying the subject invention or produced through the use of the subject invention shall be manufactured substantially in the United States or Canada. However, in

                                       15
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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                         PAGE 16

individual cases, the requirements for such an agreement my be waived by ARPA upon a showing by the Consortium that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that, under the circumstances, domestic manufacture is not commercially feasible.

J.   MARCH-IN RIGHTS

The Consortium agrees that with respect to any subject invention in which it has retained title, ARPA has the right to require the Consortium, an assignee, or exclusive licensee of a subject invention to grant a non-exclusive license to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Consortium assignee, or exclusive licensee refuses such a request, ARPA has the right to grant such a license itself if ARPA determines that:

     1. Such action is necessary because the Consortium or assignee has not taken effective steps, consistent with the intent of this Agreement to achieve practical application of the subject invention;

     2. Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Consortium, assignee, or their licensees;

     3. Such action is necessary to meet requirements for public use and such requirements are not reasonably satisfied by the Consortium, assignee, or licensees; or

     4.   Such action is necessary because the agreement required by paragraph
(I) of this Article has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such Agreement.

K.   ALTERNATE PROCEDURES FOR PATENT RIGHTS

Notwithstanding the provisions of subparagraph C.1. above, the Consortium may elect to follow the procedures in this paragraph (which may be referred to as "alternate" subparagraph C.1.):

     1. The Consortium shall disclose each subject invention to ARPA within eight (8) months after the inventor discloses it in writing to his company personnel responsible for patent matters. The Consortium invention shall be disclosed to ARPA in writing in the form of a summary written report (Invention Summary Report) identifying the Agreement under which the invention was made, the identity of the inventor(s), and the Consortium Member company. The Invention Summary Report shall outline the nature, purpose, and operation of the invention. A copy of the patent application shall be on file in the Consortium Document Repository located at National Semiconductor Corporation in Sunnyvale, California for Government review. Detailed technical information excluded for the Invention Summary Report shall also be on file in the Consortium Document Repository. The Invention Summary Report shall also identify any publication, sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure.

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                         PAGE 17

ARTICLE VIII:  DATA RIGHTS

A.   DEFINITIONS

     1. "Government Purpose Rights", as used in this article, means rights to use, duplicate, or disclose Data, in whole or in part and in any manner, for Government purposes only, and to have or permit others to do so for Government purposes only.

     2. "Unlimited Rights", as used in this article, means rights to use, duplicate, release, or disclose, Data in whole or in part, in any manner and for any purposes whatsoever, and to have or permit others to do so.

     3. "Data", as used in this article, means recorded information, regardless of form or method of recording, which includes but is not limited to, technical data, software, trade secrets, and mask works. The term does not include financial, administrative, cost, pricing or management information and does not include subject inventions included under Article VII.

B.   ALLOCATION OF PRINCIPAL RIGHTS

     1. This Agreement shall be performed with mixed Government and Consortium funding. The Parties agree that in consideration for Government funding, the Consortium intends to reduce to practical application items, components and processes developed under this Agreement.

     2. The Consortium agrees to retain and maintain in good condition until five (5) years after completion or termination of this Agreement, all Data necessary to achieve practical application. In the event of exercise of the Government's March-in Rights as set forth under Article VII or subparagraph B.3 of this article, the Consortium acting through its CMC, agrees, upon written request from the Government, to deliver at no additional cost to the Government, all Data necessary to achieve practical application within sixty (60) calendar days from the date of the written request. The Government shall retain Unlimited Rights, as defined in paragraph A above, to this delivered Data.

     3. The Consortium agrees that, with respect to Data necessary to achieve practical application, ARPA has the right to require the Consortium to deliver all such Data to ARPA in accordance with its reasonable directions if ARPA determines that:

          (a) Such action is necessary because the Consortium or assignee has not taken effective steps, consistent with the intent of this Agreement to achieve practical application of the technology developed during the performance of this Agreement;

          (b) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Consortium, assignee, or their licensees; or

          (c) Such action is necessary to meet requirements for public use and such requirements are not reasonably satisfied by the Consortium, assignee, or licensees.

     4. With respect to Data delivered pursuant to Attachment 2, the Government shall receive Government Purpose Rights, as defined in paragraph A above. With respect to all Data delivered, in the event of the Government's exercise of its right under subparagraph B.2 of this article, the Government shall receive Unlimited Rights.

                                       17
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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                         PAGE 18

     5. Notwithstanding the above, the Government shall have no rights to and shall not require delivery of Olin Corporation's trade secret and know-how information developed at private expense prior to the effective date of the Agreement or prior to the incurrence of any pre-agreement costs as set forth in
Article X that relates to equipment specifications and designs, maintenance practices and procedures and engineering practices and procedures for melting, casting, hot rolling, cold rolling, annealing, and cleaning and slitting processes.

C.   MARKING OF DATA

Pursuant to paragraph B above, any Data delivered under thus Agreement shall be marked with the following legend:

     Use, duplication, or disclosure is subject to the restrictions as stated in Agreement MDA972-95-3-0024 between the Government and the Consortium.

D.   LOWER TIER AGREEMENTS

The Consortium shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.


ARTICLE IX:  FOREIGN ACCESS TO TECHNOLOGY

This Article shall remain in effect during the term of the Agreement and for three (3) years thereafter.

A.   DEFINITION

     "Foreign Firm or Institution" means a firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purposes of this Agreement, any agency or instrumentality of a foreign government; and firms, institutions or business organizations which are owned or substantially controlled by foreign governments, firms, institutions, or individuals.

     "Know-How" means all information including, but not limited to discoveries, formulas, materials, inventions, processes, ideas, approaches, concepts, techniques, methods, software, programs, documentation, procedures, firmware, hardware, technical data, specifications, devices, apparatus and machines.

     "Technology" means discoveries, innovations, Know-How and inventions, whether patentable or not, including computer software, recognized under U.S. law as intellectual creations to which rights of ownership accrue, including, but not limited to, patents, trade secrets, maskworks, and copyrights developed under this Agreement.

B.   GENERAL

The Parties agree that research findings and technology developments arising under this Agreement may constitute a significant enhancement to the national defense, and to the economic vitality of the United States. Accordingly, access to important technology developments under this Agreement by Foreign Firms or Institutions must be carefully controlled. The controls contemplated in this Article are in addition to,

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                         PAGE 19

and are not intended to change or supersede, the provisions of the International Traffic in Arms Regulation (22 CFR pt. 121 et seq.), the DoD Industrial Security Regulation (DoD 5220.22-R) and the Department of Commerce Export Regulation (15 CFR pt. 770 et seq.)

C.   RESTRICTIONS ON SALE OR TRANSFER OF TECHNOLOGY TO FOREIGN FIRMS OR
     INSTITUTIONS

     1. In order to promote the national security interests of the United States and to effectuate the policies that underlie the regulations cited above, the procedures stated in subparagraphs C.2, C.3, and C.4 below shall apply to any transfer of Technology. For purposes of this paragraph, a transfer includes a sale of the company, and sales or licensing of Technology. Transfers do not include:

          (a) sales of products or components, or
          (b) licenses of software or documentation related to sales of products or components, or
          (c) transfer to foreign subsidiaries of the Consortium participants for purposes related to this Agreement, or
          (d) transfer which provides access to Technology to a Foreign Firm or Institution which is an approved source of supply or source for the conduct of research under this Agreement provided that such transfer shall be limited to that necessary to allow the firm or institution to perform its approved role under this Agreement

     2. The Consortium shall provide timely notice to ARPA of any proposed transfers from the Consortium of Technology developed under this Agreement to Foreign Firm or Institutions. If ARPA determines that the transfer may have adverse consequences to the national security interests of the United States, the Consortium, its vendors, and ARPA shall jointly endeavor to find alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer but which provide substantially equivalent benefits to the Consortium.

     3. In any event, the Consortium shall provide written notice to the ARPA Program Manager and Agreements Administrator of any proposed transfer to a foreign firm or institution at least sixty (60) calendar days prior to the proposed date of transfer. Such notice shall cite this Article and shall state specifically what is to be transferred and the general terms of the transfer. Within thirty (30) calendar days of receipt of the Consortium's written notification, the ARPA Agreements Administrator shall advise the Consortium whether it consents to the proposed transfer. In cases where ARPA does not concur or sixty (60) calendar days after receipt and ARPA provides no decision, the Consortium may utilize the procedures under Article VI, Disputes. No transfer shall take place until a decision is rendered.

     4. Except as provided in subparagraph C.1 above and in the event the transfer of Technology to Foreign Firms or Institutions is approved by ARPA, the Consortium shall negotiate a license with the Government to the Technology under terms that are reasonable under the circumstances.

D.   LOWER TIER AGREEMENTS

The Consortium shall include this Article, suitably modified, to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                         PAGE 20

ARTICLE X:  PRE-AGREEMENT COSTS

Costs incurred on or after November 21, 1994 by the Consortium to accomplish the Tasks set forth in the Statement of Work, Attachment 1 hereto, shall be allowable contributions and credited toward the Consortium's contribution to the Agreement.


ARTICLE XI:  OFFICIALS NOT TO BENEFIT

No member of Congress shall be admitted to any share or part of any contract or agreement made, entered into, or accepted by or on behalf of the United States, or to any benefit to arise thereupon.


ARTICLE XII:  CIVIL RIGHTS ACT

This Agreement is subject to the compliance requirements of Title VI of the Civil Rights Act of 1964 as amended (42 U.S.C. 2000-d) relating to nondiscrimination in Federally assisted programs. Each Consortium Member company has signed an Assurance of Compliance with the nondiscriminatory provisions of the Act. The Parties recognize that since the Consortium has no employees, that compliance is the responsibility of each Consortium Member.


ARTICLE XIII:  ORDER OF PRECEDENCE

In the event of any inconsistency between the terms of this Agreement and language set forth in the Consortium's Articles of Collaboration, the inconsistency shall be resolved by giving precedence in the following order (1) The Agreement (2) Attachments to the Agreement, (3) Consortium Articles of Collaboration.


ARTICLE XIV:  EXECUTION

This Agreement constitutes the entire agreement of the Parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the Parties, whether oral or written, with respect to the subject matter hereof. This Agreement may be revised only by written consent of the CMC and ARPA Agreements Administrator. This Agreement or modifications thereto, may be executed in counterparts each of which shall be deemed as original, but all of which taken together shall constitute one and the same instrument.

                                       20
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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                        ATTACHMENT NO. 1, PAGE 1

                               STATEMENT OF WORK

                             (INITIAL PROGRAM PLAN)

     The Plastic Packaging program will establish the required infrastructure and enabling technologies in three key Focus Areas. Benefits gained from these interdependent, and yet individual areas, are sufficiently broad-based to be widely applicable to the entire packaging industry. The three key Focus Areas are:

          1.   Plastic Package Ruggedization,
          2.   Plastic Package Thermal Dissipation, and
          3.   High-Density Plastic Packaging

These interrelated Focus Areas offer synergistic solutions for cost-effective, high-volume packaging with improved reliability and performance.

1.0  Plastic Package Ruggedization - (Focus Area 1)

     This area will develop enabling technologies to reduce cost and enhance the reliability of plastic packages during assembly and field operation.
Reliability issues applicable to plastic ICs include interfacial delamination, package cracking ("popcorning'), and stress induced failures.

1.1  Description of Problem

     Die interfacial delamination occurs due to excessive shear strength breaking the interfacial bond between the die or die coating and the molding compound. Factors governing delamination include the net thermal displacement during thermal excursion, the gap between the epoxy and the device surface after separation, the topography of the device, and the adhesion strength of the molding compound. The resultant effect of these factors can be device failure.

     Package cracking, or popcorning, occurs during assembly operations. In this case the hygroscopic molding compound absorbs moisture when exposed to typical manufacturing conditions. If moisture has accumulated past a package-dependent critical concentration the solder reflow conditions (230-260 deg C) cause water to vaporize. Pressure builds up inside the package and eventually, steam is released along the path of least resistance causing cracking of the compound. To avoid popcorning today, packages are baked and then shipped in drybags which is very costly.

     Stress-induced failures are equally damaging to devices. The thermal mismatch between silicon and the materials inside the package causes stresses and induces defects ranging from cosmetic passivation cracking to metal line shift, dielectric cracking, and even die fracture.

     "Ruggedization" of the packages will enhance the package reliability during board assembly and adverse field conditions. In turn, mean-time-to-failure, will increase the cost-effectiveness of packaging. The enabling technologies proposed in this Focus Area will address these major reliability issues plaguing plastic packaging.

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                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                        ATTACHMENT NO. 1, PAGE 2

1.2  Key Metrics

The key metrics for success for Focus Area 1 are to obtain:

          * No interfacial delamination (e.g., between molding compound and die surface, molding compound and leadframe, and, die attach (d/a) and leadframe),
          * An unlimited shelf life at 30 deg. C/90% RH without drybagging, ("Anti-popcorning")
          * No sum-induced device failures (e.g., metal line shift, passivation cracking, dielectric cracking, and die cracking), and
          * A team cost target improvement over SIA roadmap of 50% to a cost of $0.005/lead up to 300-lead PQFP.

1.3  Technical Approach

To achieve these four metrics, five major components will be addressed:

          1.   Molding Compound Enhancement,
          2.   Die Attach Enhancement,
          3.   Leadframe Enhancement,
          4.   Reliability Characterization, and
          5.   Technology Demonstration

1.3.1  Molding Compound Enhancement

New resin formulations and additives will be developed to provide properties for enhanced reliability. The metric improvements listed below use the current low-stress molding compounds as benchmark. The metric improvements:

          * Reduce water uptake by 50% for unproved leadframe adhesion and better anti-popcorning,
          *    Increase the hot strength at 240 deg C by a factor of 2,
          *    Lower the stress index by at least 25%,
          * Increase the Tg of the anti-popcorning compound from 140 deg C to > 160 deg.,
          *    Decrease the cure time by 25%, and
          *    Lower compound viscosity by 25%.

1.3.2  Die Attach Enhancement

Using the epoxy-based die attach material as a benchmark, development of die attach formulations will aim at:

          *    Eliminating voiding in the die attach,
          * Increasing the adhesion strength between the molding compound and the die attach surface by 50% at 240 deg C,
          *    Decreasing cure time by 50% at 160 deg C,
          * Reducing water uptake by 50% for improved leadframe adhesion and better anti-popcorning, and
          *    Developing new cyanate ester-based materials with:

                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                        ATTACHMENT NO. 1, PAGE 3

                    **Hot strength superior to epoxies at 260 deg C by 50%, **Stress index lower by at least 25%, and **Unique stable moisture-resistant properties.

1.3.3 Leadframe Enhancement

Key reliability issues affecting the interface between leadframe, the molding compound, and the die attach are:

          * Increasing the interfacial adhesion to the molding compound and the die attach media.
          * Optimizing or replacing the polyamide tape on the leadframe to improve adhesion, and
          * Developing and characterizing a new lead frame alloy with higher strength for fine pitch stamping and in process handling.

1.3.4  Reliability Characterization

The test methodology, processing, and material properties of key materials of construction in IC packaging will be fully characterized. The following will be accomplished:

          * Materials screening - Various combinations of materials will be evaluated through design of experiments which will include evaluating the different choices for synergistic interaction;
          * The evaluation of adhesion and stress characteristics of die coatings;
          * The characterization of mold compounds to include manufacturability assessment (e.g. curing kinetics, rheology, and moldability) and mechanical characteristics (coefficient of thermal expansion, modulus, fracture strength, and adhesion);
          * Assembly Test Chips (ATCs) will be obtained for use in the evaluation of package properties; and
          * Reliability testing of the test ICs and product vehicles will be performed.

1.3.5  Technology Demonstration

The enabling technologies for ruggedizing the packages will be validated with commercial product vehicles. The reliability test will follow mil-approved standards. Products could include but will not be limited to National's Super I/O and CLAy chips.

2.0  Plastic Package Thermal Dissipation (Focus Area 2)

The objective of this Focus Area is to develop enabling technologies which will enhance the thermal dissipation characteristics of the plastic packages.

2.1  Description of Problem

Devices are operating at increasingly faster speeds and frequencies, and generating more heat. Thus, to keep up with the speed performance curve, improved thermal dissipation becomes a necessity. The typical thermal path available for plastic packages mounted on boards is through the molding compound, along

                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                        ATTACHMENT NO. 1, PAGE 4

the leadframe, and to the metal traces on the board. This path can be enhanced with the use of heat spreaders imbedded into the package and with improved thermal characteristics of the materials.

2.2  Key Metrics

The key metrics for success for Focus Area 2 are:

          *    High temperature operation (175 deg C),
          * High thermal dissipation (Theta-ja improvement by 505 on 160 PQFP to 20 deg. C / Watt),
          *    High Temperature Reliability,
          * Fine Pitch stamped leadframes with heat spreaders of heat slugs, and
          * A cost target for the thermally enhanced package of $0.002 / lead over the standard package of $0.007 / lead.

2.3  Technical Approach

To achieve these metrics, five major components will be addressed,

          1.   Molding Compound Thermal Enhancement,
          2.   Die Attach Thermal Enhancement,
          3.   Leadframe / Heat Sink Enhancement
          4.   Reliability Characterization, and
          5.   Technology Demonstration.

2.3.1  Molding Compound Enhancement

The molding compound must satisfy two functional requirements, high thermal dissipation and high thermal performance. The goals are to:

          *    increase thermal conductivity from the current 0.4.05 W/m K,
          * Evaluate new resin materials and fillers for enhanced thermal dissipation and thermal performance, and
          * Promote good interfacial adhesion to all components, including heat spreaders and heat slugs.

2.3.2  Die Attach Thermal Enhancement

The die attach material is a thermal barrier between the die and the leadframe. Poor thermal conductivity is usually die to either voiding or inadequate die attach material. The d/a must satisfy two functional requirements, good thermal conductivity and no voiding. Development work will focus on:

          * Increasing thermal dissipation of the die attach by a least 25%, and
          * Eliminating voiding in the die attach for good thermal conductivity.

2.3.3  Leadframe / Heat Sink Enhancement

                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                        ATTACHMENT NO. 1, PAGE 5

The low-cost requirement of plastic packages dictates that any thermal enhancement structure attached to either the leadframe of the package must not add significantly to the total package cost. Development work will focus on:

          * Designing and modeling the attachment of heat slugs to the package,
          * Designing and building automated equipment to tape, downsetting and attaching the heat spreader to the leadframe, and
          * Developing and evaluating high thermal conductivity material leadframes.

2.3.4  Reliability Characterization

Materials screening and characterization similar to section 1.3.4 on ruggedization must be performed. The following will be accomplished:

          * The characterization of thermally enhanced molding compounds and die attach materials,
          * The development of thermal test chips for use in screening materials,
          * The assembly of 160 PQFP which will be done by IPAC and National, and
          * Reliability testing of test vehicles and product drivers will be performed.

2.3.5  Technology Demonstration

The enabling technologies for thermally enhanced packages will be validated with commercial product vehicles. Reliability test will follow mil-approved standards. Two products will be selected based on market needs.

3.0  High-Density Packaging (Focus Area 3)

This Focus Area aims at developing the enabling technologies to increase the I/O density of plastic packages. Two packaging form factors will be considered, the PQFP and the Plastic Ball Grid Array packages (PBGA). Efforts in this area can be broken up into three interrelated areas:

          1.   The development of fine pitch leadframe stamping technology,
          2.   The development of fine pitch PQFP with interposer attached, and
          3.   The development of a 625-pin Plastic BGA for use with flip chip.

Efforts will aim at developing fine pitch stamped leadframes for high lead count PQFPs, evaluating high-density interposer substrates for PQFPs, attaching interposers to the PQFP leadframes, and devising high-density, low-cost substrates for PBGAs. The Consortium will be evaluating different molding compounds for the two package types but there is a common development effort on the high-density substrates. The commercial cross over point from QFP to BGA from a cost and handling standpoint is expected to be at about 300 pins. Specific packages addressed in this program are 160 to 304 or 240-lead QFP and the 625-pin BGA with flip-chip. The flip-chip BGA portion of this focus area will augment the work in the Low Cost Flip Chip Program in that both programs will lead up to the development of the 4 chip CLAy product assembled in the plastic BGA package.

3.1  Key Metrics

The key metrics for success for Focus Area 3 are:

                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                        ATTACHMENT NO. 1, PAGE 6

     * To obtain fine pitch, stamped, low-cost leadframes. Two packages are addressed:
               1. 160-lead QFP with 6.0 mil internal pitch and 4.0 mil lead flat, and
               2. 304 or 240-lead QFP with 7.0 mil internal pitch and 4.0 mil lead flat;
          * The establishment of on-shore capability for high lead count package assembly (160 and 240 or 304 or 240-lead QFP and 625
               BGA);
          * The development of high-density and low-cost substrates with **Interposer cost adder $0.10 for 160-lead PQFP, and **Substrate cost less than $0.40/sq in.;
          *    To have minimal or zero-warpage of BGA;
          * To have reworkable, low-stress underfill for flip-chip in Plastic BGA; and
          *    To accomplish the integration of interposer to leadframe.

3.2  Technical Approach

To achieve the previous key metrics, the following major components will be addressed:

          1.   Molding Compound for BGAs,
          2.   Flip-Chip Underfill Development
          3.   Leadframe Enhancement
          4.   Substrate / Interposer Enhancement
          5.   Reliability Characterization, and
          6.   Technology Demonstration.

3.2.1  Molding Compound For BGAs

Molding compounds formulated for large chips in high lead count PQFPs and BGAs need to have enhanced properties. Efforts will focus on:

          *    Lowering stress by 50%,
          *    Lowering molding viscosity for molding thin packages,
          *    Raising Tg and lowering shrinkage by 50%,
          *    Reducing moisture absorption by 50%,
          *    Having no delamination, and
          *    Achieving prolonged pot life.

3.2.2  Flip-Chip Underfill Development

In this program the Consortium will focus on development of an underfill to be used with flip-chips mounted on substrates in plastic BGA packages. Underfill of flip-chip structures can significantly increase solder joint life. The improvement level depends on the substrates material since thermal mismatch dictates the stress level on the joints. Key development efforts aim at high Tg (> 160 deg C) resins with:

          *    Improved wetting characteristics,
          *    Narrower filler size distribution for small chip gaps,
          *    Faster cure by at least 50%,
          * Better adhesion to polyamide or other substrates and substrate coatings,
          *    Lower stress by at least 25%,
          *    Longer pot life for ease of processing,
          * Higher thermal conductivity than current underfill resins by 50%, and

                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                        ATTACHMENT NO. 1, PAGE 7

          *    Reworkability capability.

3.2.3  Leadframe Enhancement

Fine pitch leadframes are currently manufactured by expensive etch technique. Stamping of higher lead count fine pitch leadframes will require looking at different materials. Key development tasks required are:

          * Developing a process for stress reduction in C7025 alloy prior and after stamping,
          *    Evaluating high strength materials form punches, and
          * Designing and fabricating tooling for stamping two leadframes which are:
                    **160-lead PQFP with a 6.0 mil internal pitch and 4.0 mil lead flat, and
                    **304-lead PQFP with a 7.0 mil internal pitch and 4.0 mil lead flat or 240 lead PQFP.

3.2.4  Substrate/Interposer Enhancement

Two types of packages are considered for this area, 160-lead PQFP and 625-pin BGA. The PQFP requires an interposer to be bonded to the leadframe while the BGA involves flip-chip mounting. Development tasks will include:

          * Developing a 160-lead PQFP interposer based on NSC Super I/O chip family,
          * Developing the methodology and process for attaching the interposer to the leadframe by thermocompression bonding and by conductive adhesives, and
          *    Developing a 625-pin BGA substrate based on test chips and CLAy.

3.2.5  Reliability Characterization

Once again, Tasks similar to the previous two areas will be performed. Tasks specific to high-density packaging will include:

          *    Characterizing the interposer mounting technology,
          * Providing redistributed and bumped test chips for flip-chip bonding,
          *    Evaluating the effectiveness of the reworkable underfill resin,
          * Assembling 160-lead PQFP and 625 BGA which will be handled by IPAC and National, and
          * Performing reliability testing of the test vehicles and product drivers.

3.2.6  Technology Demonstration

The enabling technologies for stamped fine pitch leadframes, interposer integration to the leadframe, and high-density low-cost substrates will be validated with product vehicles. The final vehicles will be selected from the Super I/O, LAN, and CLAy product families from National.

                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                        ATTACHMENT NO. 2, PAGE 1

                              REPORT REQUIREMENTS



A.   MONTHLY TECHNICAL STATUS REPORT

          On or before thirty (30) calendar days after the effective date of the Agreement and monthly thereafter throughout the term of the Agreement, the Consortium Management Committee (CMC) shall submit a monthly technical report to the Consortium Members and ARPA. The report should be approximately one (1) to three (3) pages in length and shall be distributed via e-mail and printed copy. Two (2) copies shall be submitted to the ARPA Program Manager, one (1) copy shall be submitted to the ARPA Agreements Administrator and one (1) copy shall be submitted to ARPA/ESTO, Attn: Assistant Director for Program Management

          The technical status report will review the previous month's accomplishments, highlight potential problems, and estimate progress toward the Payable Milestones. The technical status report will include a review of the status of consortium collaborative activities during the reporting period.


B.   QUARTERLY BUSINESS STATUS REPORT

          On or before ninety (90) calendar days after the effective date of the Agreement and quarterly thereafter throughout the term of the Agreement, the CMC shall submit a quarterly business status report. Two (2) copies shall be submitted to the ARPA Program Manager, one (1) copy shall be submitted to the ARPA Agreements Administrator and one
          (1) copy shall be submitted to ARPA/ESTO, Attn: Assistant Director for Program Management

          The business status report shall provide summarized details of the resource status of this Agreement, including the status of the contributions by the Consortium Members. This report will include a quarterly accounting of current expenditures as outlined in the Annual Program Plan. Any major deviations shall be explained along with discussions of the adjustment actions proposed.


C.   ANNUAL PROGRAM PLAN DOCUMENT

          The CMC shall submit or otherwise provide to the ARPA Program Manager one (1) copy of a report which describes the Annual Program Plan as described in Article III, Section D. This document shall be submitted not later than thirty (30) calendar days following the Annual Site Review as described in Article III, Section D.

                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                        ATTACHMENT NO. 2, PAGE 2

D.   SPECIAL TECHNICAL REPORTS

          As agreed to by the Consortium and the ARPA Program Manager, the CMC shall submit or otherwise provide to the ARPA Program Manager one (1) copy of special reports on significant events such as significant target accomplishments by Consortium Members, significant tests, experiments, or symposia.


E.   PAYABLE MILESTONES REPORTS

          The CMC shall submit or otherwise provide to the ARPA Program Manager, documentation describing the extent of accomplishment of Payable Milestones. This information shall be as required by Article V, paragraph B and shall be sufficient for the ARPA Program Manager to reasonably verify the accomplishment of the milestone of the event in accordance with the Statement of Work.


F.   FINAL REPORT

          1. The CMC shall submit or otherwise provide a Final Report making full disclosure of all major developments by the Consortium within sixty
     (60) calendar days of completion or termination of this Agreement. With the approval of the ARPA Program Manager, reprints of published articles may be attached to the Final Report. Two (2) copies shall be submitted or otherwise provided to the ARPA Program Manager and one (1) copy shall be submitted or otherwise provided to ARPA/ESTO, Attn: Assistant Director for Program Management. One (1) copy shall be submitted to the Defense Technical Information Center (DTIC) addressed to Bldg. 5/Cameron Station, Alexandria, VA 22314.

          2. The Final Report shall be marked with a distribution statement to denote the extent of its availability for distribution, release, and disclosure without additional approvals or authorizations. The Final Report shall be marked on the front page in a conspicuous place with the following marking:

          "DISTRIBUTION STATEMENT B. Distribution authorized to U.S. Government agencies only to protect information not owned by the U.S. Government and protected by a contractor's "limited rights" statement, or received with the understanding that it not be routinely transmitted outside the U.S. Government. Other requests for this document shall be referred to ARPA/S&IO (Attn: Technical Information Officer)."

                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                        ATTACHMENT NO. 3, PAGE 1


                  SCHEDULE OF PAYMENTS AND PAYABLE MILESTONES

                                                                                      ARPA     CONSORTIUM
TASK    MONTH                           PAYABLE MILESTONES                          PAYMENT     PAYMENT
----  ---------  ----------------------------------------------------------------  ----------  ----------
   1  MAR `95    DELIVER BASELINE EXECUTION PLAN                                   $  403,062  $  275,113
                 .  Deliver baseline execution plan to include detailes
                    program schedule in Gantt chart form and an updated
                    program status report including a preliminary product
                    design review analysis.
   2  MAY `95    INITIAL PRODUCT DESIGN REVIEW                                     $1,185,731  $1,155,376
                 . Specify critical initial design considerations for
                   Interposer and flip-chip vehicles in Focus Area 3.
                   (SOW 3.2.4)
                 .  Evaluate leadframe to molding compound interfacial
                    adhesion for first sample of enhanced treated leadframes
                    for Focus Area 1. (SOW 1.3.3)
   3  AUG `95    DELIVER SAMPLES OF FUNDAMENTAL COMPONENTS                         $1,249,657  $1,349,183
                 .  The Consortium will demonstrate capability to produce
                     new blend resin to be utilized in enhanced molding
                     compound formulation. (SOW 1.3.1)
                 .  Complete design and manufacture sample of test vehicle
                    interposer for 160-lead PQFP. (SOW 3.2.4)
   4  NOV `95    EPOXY MOLDING COMPOUND                                            $1,638,158  $1,835,444
                 .  Demonstrate mechanical and manufacturability properties of screening level molding compounds such as curing
                    kinetics, rheology, Tg, coefficient thermal expansion.
                    (SOW 1.3.1, 2.3.1 & 3.3.1)
   5  FEB `96    MANUFACTURE EPOXY MOLDING COMPOUNDS TO TEST VEHICLES              $1,530,039  $1,515,914
                 SPECIFICATIONS
                 .  Demonstrate successful assembly of high lead count (160-
                    lead and 304 or 204-lead) PQFP packages. (SOW 3.1)
                 .  The Consortium will evaluate and characterize the
                    mechanical connection of the interposer to the leadframe
                    for 160-lead PQFP. (SOW 3.2.5)
   6  MAY `96    VALIDATION OF METALLIC PROPERTIES                                 $1,242,326  $1,274,449
                 .  Complete characterization of the leadframe alloy design for higher strength to give improved stamping and
                    handling characteristics. (SOW 1.3.3)
                 .  Demonstrate capability of producing stamped heat sinks
                    for enhanced thermal dissipation. (SOW 2.3.3)

                                             AGREEMENT NUMBER: MDA972-95--3-0024
                                                        ATTACHMENT NO. 3, PAGE 2

                  SCHEDULE OF PAYMENTS AND PAYABLE MILESTONES

                                                                                      ARPA     CONSORTIUM
TASK    MONTH                           PAYABLE MILESTONES                          PAYMENT     PAYMENT
----  ---------  ----------------------------------------------------------------  ----------  ----------
   7  AUG `96    COMPLETE DEVELOPMENT OF FUNDAMENTAL MATERIALS VOLUME              $1,038,986  $  989,138
                 PRODUCTION CAPABILITIES
                 .  The Consortium will complete development of optimized
                    molding compound formulations for all focus areas.
                    (SOW 1.3.1, 2.3.1, & 3.2.1)
                 .  Demonstrate on-shore volume production capability of
                    high lead count PQFPs (SOW 3.1)
                 .  Complete characterization of flip chip underfill
                    mechanical and manufacturability properties. (SOW
                    3.2.2)
   8  NOV `96    SELECTION OF OPTIMIZED MATERIAL COMBINATIONS TEST VEHICLE         $  827,022  $  733,143
                 ASSEMBLY
                 .  Select optimized material combinations (molding
                    compound, die attach material, leadframe treatment,
                    leadframe alloy, substrate/interposer materials, etc).  Use this set of final optimized materials for technology
                    demonstration product builds in all focus areas. (SOW
                    1.3.5, 2.3.5, & 3.2.6)
                 .  Issue final mechanical and manufacturability report for epoxy molding compounds for all focus areas. (SOW
                    1.3.1, 2.3.1, & 3.2.1)
   9  FEB `97    FINAL REPORT                                                      $  463,024  $  486,951
                 .  Issue final report illustrating the capabilities achieved
                    vs. the initial targets of the program.
     TOTAL                                                                         $9,578,005  $9,614,711

                                              AGREEMNET NUMBER: MDA972-95-3-0024
                                                                ATTACHMENT NO. 4

                                FUNDING SCHEDULE

A.   PROJECTED PROGRAM FUNDING COMMITMENTS
     -------------------------------------

                             ARPA             Consortium
                            Funding          Contribution
                       -----------------  ------------------
CY* `95                   $7,445,949          $4,615,116
CY `96                    $2,132,056          $4,512,644
CY `97                    $        0          $  486,951
          TOTALS          $9,578,005          $9,614,711
                          ----------          ----------
*CY - Calendar Year


B.   CONSORTIUM MEMBER CONTRIBUTIONS
     -------------------------------

MEMBER                  CONTRIBUTION    CASH**    IN-KIND***
----------------------  ------------  ----------  ----------
Amoco                     $  411,347  $  324,797  $   86,550
Delco                     $  340,613  $  320,338  $   20,275
Dexter                    $  482,000  $  416,000  $   66,000
IPAC                      $1,051,800  $  796,800  $  255,000
Leading Technologies      $2,979,600  $1,892,190  $1,087,410
National                  $2,470,947  $2,156,747  $  314,200
Olin                      $  901,257  $  901,257  $        0
Plaskon                   $  484,554  $  411,754  $   72,800
Sheldahl                  $  492,593  $  492,593  $        0
                          ----------  ----------  ----------
TOTALS                    $9,614,711  $7,712,476  $1,902,235

     **Cash contributions consist of fully-burdened labor exclusive of fee; cash expenditures for program specific equipment allocated on a percentage basis; equipment leasing charges; and cash expenditures for equipment components, consumable equipment, travel, supplies, subcontracts, construction (costs associated with equipment installation), software, direct materials, and other direct costs.

     ***In kind contributions consist of depreciation expenses allocated on a percentage basis for equipment used on the program, the leased equivalent of fully depreciated equipment, and in-house commercially available software.

                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                ATTACHMENT NO. 5
                                                                          PAGE 1

               LIST OF GOVERNMENT AND CONSORTIUM REPRESENTATIVES


GOVERNMENT:  SCOTT R. ULREY
             --------------
              ARPA/CMO
              --------
              3701 N. Fairfax Drive
              Arlington, VA 22203-1714
              phone: (703) 696-2434
              FAX: (703) 696-2208
              Email: sulrey@arp.mil

              NICHOLAS J. NACLERO
              -------------------
              ARPA/ESTO
              ---------
              3701 N. Fairfax Drive
              Arlington, VA 22203-1714
              phone: (703) 696-2216
              FAX: (703) 696-2203
              Email: nnaclerio@arpa.mil

CONSORTIUM:   JOHN HOBACK
              -----------
              AMOCO CHEMICAL COMPANY
              ----------------------
              Mail Code E2F
              150 East Warrenville Road
              P.O. Box 3011
              Naperville, IL 60566-7011
              phone: (708) 420-3154
              FAX: (708) 420-4479
              Email: jthoback@amoco.com

              LEX KOSOWSKY
              ------------
              LEADING TECHNOLOGIES, INC.
              -------------------------
              101 Route 38OW
              Apollo, PA 15613-9656
              phone: (412) 727-3466
              FAX: (412) 727-3788 (973-8065)
              Email: lkosowsky@ltek.com

              MICHAEL VARNAU
              --------------
              DELCO ELECTRONICS CORPORATION
              -----------------------------
              2033 East Boulevard
              Mail Station 6060
              Kokomo, IN 46904-9005
              phone: (317) 451-7136
              FAX: (317) 451-8564
              Email: mvarnau@kocpk01.delcoelect.com

                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                ATTACHMENT NO. 5
                                                                          PAGE 2

CONSORTIUM:  LEE FEHR
             ---------
             DEXTER ELECTRONIC MATERIALS - NEW YORK OFFICE
             ---------------------------------------------
             211 Franklin
             Olean, NY 14760-1297
             phone: (716) 372-6300
             FAX: (716) 372-6864

             GERALD K. FEHR
             --------------
             IPAC
             ----
             2221 Old Oakland Road
             San Jose, CA 95131-1402
             phone: (408) 321-3600
             FAX: (408) 321-3603 (973-8065)
             Email: gfehr@ipac.com

             DENNIS RALSTON
             --------------
             NATIONAL SEMICONDUCTOR CORPORATION
             ----------------------------------
             1120 Kifer Road
             Sunnyvale, CA 94086-3737
             phone: (408) 721-2812
             FAX: (408) 721-4860
             Email: tdersc@tevm2.nsc.com

             JIM DUNHAM
             ----------
             NATIONAL SEMICONDUCTOR CORPORATION
             ----------------------------------
             2900 Semiconductor Drive
             Santa Clara, CA 95052
             phone: (408) 721-6140
             FAX: (408) 721-6142
             Email: tjrdsc@tevm2.nsc.com

             DEEPAK MAHULIKAR
             ----------------
             OLIN CORPORATION
             ----------------
             METALS RESEARCH LABORATORY
             --------------------------
             91 Shelton Avenue
             New Haven, CT 06511
             phone: (203) 495-8550 Ext. 5652
             FAX: (203) 495-8525

             NICK ROUNDS
             -----------
             PLASKON ELECTRONIC MATERIALS, INC,
             ----------------------------------
             ROHM AND HAAS COMPANY
             ---------------------
             727 Norristown Road
             P.O. Box 904
             Spring House, PA 19477-0904
             phone: (215) 641-7985
             FAX: (215)  641-7520

                                              AGREEMENT NUMBER: MDA972-95-3-0024
                                                                ATTACHMENT NO. 5
                                                                          PAGE 3

CONSORTIUM:  THOMAS A. OLSON
             ---------------
             SHELDAHL, INC.
             --------------
              1150 Sheldahl Road
              P.O. Box 170
              Northfield, MN 55057
              phone: (507) 663-8000 Ext. 280
              FAX: (507) 663-8326

              JAMES N. SWEET
              --------------
              SANDIA NATIONAL LABORATORIES*
              ----------------------------
              Dept. 1333
              Mail Station 1082
              Albuquerque, NM 87185-1082
              phone: (505) 845-8242
              FAX: (505) 844-2991
              Email: sweetjn@smtplink.mdl.sandia.gov


     *Subcontractor to National Semiconductor Corporation